Exhibit 99.1

CONTACT: Jeff Thomas

(509)	534 - 6200

AMBASSADORS GROUP POSTS $1.44 PER SHARE IN Q2 2005 COMPARED TO $1.26 FOR Q2 2004

Spokane, Wash. – July 21, 2005

Ambassadors Group Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced $1.44 fully diluted second quarter per share earnings for the period ended June 30, 2005, compared to $1.26 fully diluted second quarter per share earnings for the same period one year ago, an increase of 14 percent. Net income for the second quarter of 2005 was $15.2 million, compared to $13.1 million for the second quarter of 2004. For the six months ended June 30, 2005, fully diluted per share earnings increased 14 percent, to $1.19 in 2005, compared to $1.04 for the first six months of 2004. Net income for the six months ended June 30, 2005 was $12.6 million, compared to $10.9 million for the same period in the prior year.

Quarter Ended June 30, 2005

Gross program receipts increased 12 percent in the second quarter of 2005 to $81.5 million from $72.8 million in the second quarter of 2004. Net revenue increased 15 percent in the second quarter of 2005 to $29.7 million in 2005 from $25.9 million in the same period of 2004. This increase was a result of a greater number of delegates traveling during 2005. The gross margin remained at 36 percent for the quarter ending on June 30, 2005.

Operating expenses were $7.6 million in the second quarter of 2005, compared to $6.3 million in the comparable quarter of 2004. The $1.3 million increase primarily reflects selling and tour promotion costs associated with higher business volumes in 2005 compared to 2004. A portion of the increase can also be attributed to additional marketing for 2006 to support continued growth in the number of delegates. General and administrative expenses also increased in the second quarter of 2005 as a result of higher business volumes.

Other income increased $0.5 million in the second quarter of 2005, to $0.8 million from $0.3 million in the second quarter of 2004 due to higher cash, cash equivalents and available-for-sale security balances during the quarter ended June 30, 2005. These balances at June 30, 2005 and 2004 were $121.1 million and $98.9 million, respectively. Deployable cash at June 30, 2005 and June 30, 2004 was $52.0 million and $40.1 million, respectively (see table on final page of this press release).

Six Months Ended June 30, 2005

Comparing the six months ended June 30, 2005 and 2004, gross program receipts increased 14 percent, to $87.5 million in 2005 from $76.9 million in 2004. For the six months ended June 30, 2005 and 2004, net revenue increased 18 percent, to $31.9 million from $27.1 million, respectively. The increased gross program receipts and net revenue resulted from increased delegates traveling in the first six months of 2005 compared to the first six months of 2004. The gross margin was 36 percent for the six months ended June 30, 2005 compared to 35 percent for the same period of 2004.

Operating expenses for the six months ended June 30, 2005 and 2004, were $14.2 and $11.1 million, respectively. The $3.1 million increase was due primarily to additional selling and tour promotion costs associated with the increased number of delegates traveling, as well as higher expense levels associated with plans for continued growth in the number of delegates in 2006.

Other income increased $0.7 million in the six months ended June 30, 2005, to $1.2 million from $0.5 million in the six months ended June 30, 2004 primarily due to higher cash, cash equivalents and available-for-sale security balances when comparing the two periods.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. stated, “We are pleased to report that we generated an additional $2.1 million in net income this quarter compared to the same quarter one year ago. This was primarily the result of increasing our delegate count from 15,000 to 16,500 quarter over quarter and overcoming some of the impact of a weakened dollar and expensive fuel levels for program transportation.

“We have continued to deploy capital to benefit our shareowners. Since announcing our $5 million share buyback program in May, 2004, we have repurchased $4.2 million in stock. In addition, calendar year to date, we have distributed $2.6 million in the form of dividends to our shareowners.”

“More recently, we are saddened by the terrorist attacks in London and our hearts are with the victims and families that are impacted by these senseless acts. Fortunately, although several hundred of our Student Ambassadors were in London at the time of both incidents, none of our students or delegation leaders were harmed in any way. These attacks create another set of challenges for our program, as we work to communicate with all program participants and their families throughout the world - especially the United Kingdom.”

“We believe our preparations for tragedies like these benefit our organization, delegates, and families as we are able to reroute some programs, reassure students, teachers and families, and monitor the developing crisis very closely. At this point, there has been no material impact on our program participation in 2005. However, like other terrorist violence, we are unable to measure any long-term impacts.”

We will host a conference call to discuss results of operations and the outlook for 2005, Friday, July 22 at 8:30 a.m. Pacific Time. Interested parties may join the call by dialing 800-259-0251, then entering the pass code: 91944038. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For replay access, parties may dial 888-286-8010 with the pass code of 85059968 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX website. Replay access will be available beginning July 22 at 1:30 p.m. through July 29, 2005. Post-view web cast access will be available following the conference call through September 22, 2005.

Ambassadors Group, Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Playa Vista, California; Denver, Colorado; and Washington, D.C.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 15, 2005, proxy filed April 14, 2005, and 10Q filed May 6, 2005.

The following summarizes our financial information for the quarters ended June 30, 2005 and 2004 (in thousands, except per share amounts):

	UNAUDITED
	Quarter ended June 30
	2005	2004
Gross program receipts	$81,526	$72,760

Net revenue	29,693	25,854

Operating expenses:
Selling and tour promotion	5,918	5,031
General and administration	1,654	1,248

Total operating expenses	7,572	6,279

Operating income	22,121	19,575

Other income, net	770	302

Income before tax	22,891	19,877
Income tax provision	7,642	6,758

Net income	$15,249	$13,119

Earnings per share – basic	$1.51	$1.31

Weighted average shares outstanding – basic	10,126	10,049

Earnings per share – diluted	$1.44	$1.26

Weighted average shares outstanding – diluted	10,621	10,423

The following summarizes our financial information for the six months ended June 30, 2005 and 2004 (in thousands, except per share amounts):

	UNAUDITED
	Six months ended June 30
	2005	2004
Gross program receipts	$87,504	$76,859

Net revenue	31,871	27,114

Operating expenses:
Selling and tour promotion	11,430	8,817
General and administration	2,791	2,320

Total operating expenses	14,221	11,137

Operating income	17,650	15,977

Other income, net	1,245	505

Income before tax	18,895	16,482
Income tax provision	6,283	5,604

Net income	$12,612	$10,878

Earnings per share – basic	$1.25	$1.08

Weighted average shares outstanding – basic	10,109	10,033

Earnings per share – diluted	$1.19	$1.04

Weighted average shares outstanding – diluted	10,621	10,415

We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for the program marketing.

The following summarizes our balance sheets as of June 30, 2005, June 30, 2004 and December 31, 2004 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2005	2004	2004
Assets
Cash and cash equivalents	$29,528	$16,077	$11,036
Available-for-sale securities	91,554	82,796	76,521
Foreign currency exchange contracts	—	499	2,609
Prepaid program costs and expenses	41,063	27,677	2,461
Deferred tax asset	735	—	—
Other current assets	309	539	123

Total current assets	163,189	127,588	92,750
Property and equipment, net	4,765	3,742	3,911
Deferred tax asset	685	1,614	735
Other assets	125	115	120

Total assets	$168,764	$133,059	$97,516

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$19,229	$20,147	$4,277
Other liabilities	3,303	3,801	3,806
Foreign currency exchange contracts	1,536	—	—
Participants’ deposits	87,473	62,404	38,608
Deferred tax liability	—	45	723
Current portion of long-term capital lease	175	146	147

Total current liabilities	111,716	86,543	47,561
Capital lease, long term	478	526	454

Total liabilities	112,194	87,069	48,015

Stockholders’ equity	56,570	45,990	49,501

Total liabilities and stockholders’ equity	$168,764	$133,059	$97,516

Certain prior-year amounts have been reclassified to conform with current year financial statement presentation. Such reclassifications had no impact on previously reported net income, operating cash flows or stockholders’ equity.

The following summarizes our deployable cash as of June 30, 2005, June 30, 2004 and December 31, 2004 (in thousands and unaudited):

	June 30, 2005	June 30, 2004	December 31, 2004
Cash, cash equivalents and available-for- sales equivalents	$121,082	$98,873	$87,557
Prepaid program cost and expenses	41,063	27,677	2,461
Less: Participants’ deposits	(87,473)	(62,404)	(38,608)
Less: Accounts payable/accruals/other liabilities	(22,707)	(24,094)	(8,230)

Deployable cash	$51,965	$40,052	$43,180

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes and foreign exchange currency contracts), participant deposits and the current portion of long-term capital lease. Management believes this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities.